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                                                                     EXHIBIT 21



The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

BUYERS VEHICLE PROTECTION PLAN, INC.
CREDIT ACCEPTANCE CORPORATION LIFE INSURANCE COMPANY
CAC INTERNATIONAL, INC.
CREDIT ACCEPTANCE CORPORATION UK LIMITED
CAC OF CANADA LIMITED
CREDIT ACCEPTANCE CORPORATION IRELAND LIMITED
CAC LEASING, INC.
CAC REINSURANCE, LTD.
MONTANA INVESTMENT GROUP, INC.
VEHICLE REMARKETING SERVICES, INC.